As filed with the Securities and Exchange Commission on July 25, 2007

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMERICAN MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-2905258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5655 Bear Lane Corpus Christi, TX	78405
(Address of principal executive offices)	(Zip Code)

 2007 Equity Incentive Plan

(Full title of the plan)

Judd D. Hoffman, Chief Executive Officer

5655 Bear Lane

Corpus Christi, Texas 78405

(361) 289-1145

copies to:

Addison K. Adams

Richardson & Patel LLP

10900 Wilshire Boulevard, Suite 500

Los Angeles, California 90024

(310) 208-1182

(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	1,000,000	$0.40	$400,000	$12.28

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), the price per share and aggregate offering price are based upon the average closing bid and ask prices of the Common Stock of the Registrant as listed on the OTC Bulletin Board on July 24, 2007.

(2) Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                          Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a)           The Annual Report for the period ended December 31, 2006, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-KSB on April 16, 2007;

(b)           The Current Report on Form 8-K filed with the Commission on February 8, 2007;

(c)           The Quarterly Report for the period ended March 31, 2007, filed by Registrant with the Commission on Form 10-QSB on May 18, 2007;

(d)           The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, No. 333-40140, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on April 24, 1991, and amended on June 4, 1991; and

(e)           In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                          Description of Securities

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.                                                          Interests of Named Experts and Counsel

Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Addison Adams, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 Registration Statement.  As of the date of this prospectus, Erick Richardson is the holder of 119,000 shares of the Company’s common stock.

Item 6.                                                          Indemnification of Directors and Officers

The Company is organized under the Delaware General Corporation Law (the “DGCL”) which, in general, empowers Delaware corporations to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

The DGCL also empowers Delaware corporations to provide similar indemnity to such a person for expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its stockholders, except in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The DGCL further provides that (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any derivative or third-party action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person, in connection therewith; and (ii)

indemnification and advancement of expenses provided for, by, or granted pursuant to, the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

The DGCL permits a Delaware corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The DGCL further permits a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Certificate of Incorporation limits personal liability of the Company’s directors for any breach of fiduciary duty to the maximum extent permitted by law. As a result, stockholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

The Company’s Bylaws empower the Company to indemnify its directors and officers, for expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the Company, by reason of the fact that he or she was acting in such capacity for the Company or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation partnership, joint venture, trust or other enterprise at the Company’s request. Such indemnification may be provided if such persons acted in good manner they reasonably believed to be in or not opposed to the best interests of the Company or its stockholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful.

In actions by or in the right of the Company, indemnification is limited to expenses, including attorney fees, and amounts paid in settlement, and may be paid only if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its stockholders; provided that the Company may not indemnify a person in connection with a claim, issue, or matter in which the person has been found liable to the Company unless and only to the extent that the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses which the court considers proper.

The Company’s Bylaws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability. The Company has obtained such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.                                                          Exemption from Registration Claimed

Not applicable.

Item 8.                                                          Exhibits

4.1           2007 Equity Incentive Plan

5.1           Opinion and Consent from Richardson & Patel LLP

23.1                           Consent of Hein & Associates LLP

23.2                           Consent of Richardson & Patel LLP (included in Exhibit 5.1)

Item 9.                                                          Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2)           For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3)           To remove from registration any of the securities that remain unsold at the end of the offering by means of a post-effective amendment; and

(4)           For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(5)           The  undersigned Registrant  hereby  undertakes  that, for purposes of determining  any liability  under the Securities Act of 1933, each filing of the Registrant’s  annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable,  each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration  Statement shall be deemed to be a new  Registration  Statement  relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the  Registrant  pursuant  to  the  foregoing  provisions,  or otherwise,  the Registrant  has been advised that in the opinion of the  Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable.  In the event that a claim for indemnification against  such  liabilities  (other  than the  payment by the  registrant  in the successful  defense of any  action,  suit or  proceeding)  is  asserted  by such director,  officer or controlling person in connection with the securities being registered,  the  Registrant  will,  unless in the opinion of its  counsel that matter  has  been  settled  by  controlling  precedent,  submit  to a  court  of appropriate jurisdiction  the question  whether such  indemnification  by it is against  public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on July 11, 2007.

AMERICAN MEDICAL TECHNOLOGIES, INC.

By:	/s/ Judd D. Hoffman
Judd D. Hoffman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Judd D. Hoffman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Date: July 11, 2007		/s/ Judd D. Hoffman
Judd D. Hoffman
President, Chief Executive Officer and Director

Date: July 11, 2007	By:	/s/ Barbara Woody
Barbara Woody
Controller (Principal Accounting Officer)

Date: July 11, 2007	By:	/s/ Roger W. Dartt
Roger W. Dartt, Director

Date: July 11, 2007	By:	/s/ Gary A. Chatham
Gary A. Chatham, Director

Date: July 11, 2007	By:	/s/ William D. Maroney
William D. Maroney, Director

Date: July11, 2007	By:	/s/ Charles A. Nichols
Charles A. Nichols, Director

Date: July 11, 2007	By:	/s/ Bertrand R. Williams, Sr.
Bertrand R. Williams, Sr., Director